EXHIBIT 5


                                           June 21, 1999


R&B Falcon Corporation
901 Threadneedle
Houston, Texas  77079

Gentlemen:

As Senior Vice President of R&B Falcon Corporation, a Delaware corporation (the "Company"), I have acted as counsel to the Company in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the offering of 1,000,000 shares of its common stock, par value $.01 per share (the "Common Stock"), to be sold pursuant to the R&B Falcon Corporation 1998 Acquisition Option Plan (the "Plan").

In connection with rendering their opinion, I have examined such documents and certificates as I have deemed relevant and necessary as the basis for the opinion hereinafter expressed.

Based upon my examination as aforesaid, it is my opinion that the 1,000,000 shares of Common Stock to be issued pursuant to the Plan have been duly authorized for issuance and, when sold in connection with awards granted pursuant to the provisions of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to being named in the Registration Statement, and the prospectus(es) prepared and delivered in connection therewith.

Very truly yours,


/s/Leighton E. Moss
-------------------------
Leighton E. Moss